News Release

Integra LifeSciences Reports First Quarter 2026 Financial Results
PRINCETON, N.J., May 5, 2026 - Integra LifeSciences Holdings Corporation (Nasdaq: IART), a leading global medical technology company, today reported financial results for the first quarter ending March 31, 2026.

First Quarter 2026 Highlights

•First quarter revenues of $391.9 million increased 2.4% on a reported basis and 1.3% on an organic basis compared to the prior year.

•First quarter GAAP earnings per diluted share of $(0.06), compared to $(0.33) in the prior year.

•Adjusted earnings per diluted share of $0.54, compared to $0.41 in the prior year.

•Reaffirming 2026 full year revenue guidance of $1.662 billion to $1.702 billion and updating 2026 adjusted earnings per share guidance from a range of $2.30 to $2.40 to a range of $2.40 to $2.50.

• HOLD

“Our first‑quarter results reflected solid product demand and the continued impact of our transformation efforts. We are seeing improving performance across the organization as operational rigor and improved execution take hold,” said Mojdeh Poul, president and chief executive officer.

“During the quarter, we continued to drive improved supply reliability, supporting strong growth in Integra Skin and our return to market with PriMatrix® and Durepair®. We made meaningful progress at our state‑of‑the‑art Braintree manufacturing facility and remain on track to begin production of SurgiMend® by the end of June to support a fourth quarter launch. Building on these efforts, we are focused on maintaining disciplined execution and remain confident in our ability to deliver our full‑year commitments to our customers, patients, and shareholders."

First Quarter 2026 Consolidated Performance

Total reported revenues of $391.9 million increased 2.4% on a reported basis and 1.3% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 55.4%, compared to 50.8% in the first quarter of 2025. Adjusted gross margin was 64.1%, compared to 62.2% in the prior year.
Adjusted EBITDA for the first quarter of 2026 was $76.2 million, or 19.4% of revenue, compared to $63.6 million, or 16.6% of revenue, in the prior year.
The Company reported a GAAP net loss of $(4.6) million, or $(0.06) per diluted share, in the first quarter of 2026, compared to GAAP net loss of $(25.3) million, or $(0.33) per diluted share, in the prior year.
Adjusted net income for the first quarter of 2026 was $41.6 million, or $0.54 per diluted share, compared to $31.7 million, or $0.41 per diluted share, in the prior year.

First Quarter 2026 Segment Performance
The Company is changing its segment names, with Codman Specialty Surgical renamed Specialty Surgery and Tissue Technologies renamed Tissue Reconstruction. Product brand names remain unchanged. The change to segment names has no financial impact.

Specialty Surgery (~70% of Revenues)
Total revenues were $283.1 million, representing reported growth of 0.9% and an organic decline of (0.6)% compared to the first quarter of 2025.

•Sales in Neuro increased 1.9% on an organic basis primarily driven by growth in Certas® Plus, CUSA® and Bactiseal®
•Sales in Instruments declined (7.7%) on an organic basis due to order timing
•ENT sales declined (3.8)% as growth in MicroFrance® ENT instruments was offset by declines in other products

Tissue Reconstruction (~30% of Revenues)

Total revenues were $108.8 million, representing reported growth of 6.7% and organic growth of 6.4% compared to the first quarter of 2025. Key drivers for the quarter include:

•Mid-single digit growth in wound reconstruction, driven by double-digit growth in Integra Skin, DuraSorb® and the relaunch of PriMatrix®, partially offset by MediHoney®
•Sales in private label grew 7.1% primarily due to a favorable prior year comparable

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $9.8 million in the quarter. Net debt at the end of the quarter was $1.6 billion, and the consolidated total leverage ratio was 4.1x.

As of the end of the quarter, the Company had total liquidity of approximately $488 million, including $265.5 million in cash plus short-term investments and the remainder available under its revolving credit facility.
2026 Revenue and Adjusted Earnings Per Share Guidance

For the second quarter 2026, the Company expects reported revenues in the range of $410 million to $425 million, representing reported growth of (1.3%) to 2.3% and organic growth of (1.5%) to 2.1%. The Company expects adjusted EPS in a range of $0.44 to $0.52 per share.

For the full year 2026, the Company is reiterating its revenue guidance range to $1.662 billion to $1.702 billion. The revenue range represents reported growth of 1.6% to 4.1% and organic growth of 0.8% to 3.3%. The Company is updating its expected adjusted EPS to a range of $2.40 to $2.50 per share reflecting the first quarter benefits from the IEEPA tariffs.

The Company’s organic sales growth guidance for the second quarter and the full year excludes acquisitions and divestitures, as well as the effects of foreign currency.

Conference Call and Presentation Available Online

Integra has scheduled a conference call for 8:30 a.m. ET on Thursday, May 5, 2026, to discuss first quarter 2026 financial results and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.

A live webcast will be available on the Investors section of the Company’s website at investor.integralife.com. For those planning to participate on the call, register here to receive dial-in details and an individual pin. While not required, it is recommended to join 10 minutes prior to the event’s start. A webcast replay of the conference call will be available on the Investors section of the company website following the call.

About Integra

Integra LifeSciences (Nasdaq: IART) is a global medical technology leader dedicated to restoring lives. We are advancing transformational care through impactful innovation in neurosurgery and tissue reconstruction, specialized fields that demand exceptional expertise and precision. Our portfolio of highly differentiated, gold-standard technologies are trusted by healthcare professionals to deliver life-saving care. For our latest news and information, visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning: future business, operational and financial performance and the Company’s expectations and plans with respect to market opportunity, business and operational performance, strategic initiatives, capabilities, resources, manufacturing capabilities, product development, product availability and regulatory approvals, including expectations regarding the Company’s compliance master plan to improve the Company's quality systems. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: increased geopolitical instability and other macroeconomic factors, including trade barriers and related restrictions (including tariffs and related countermeasures), armed conflict and acts of terrorism, geopolitical tension and instability, supply chain disruptions, and interest rate and foreign currency rate fluctuations, on the Company’s suppliers, vendors and customers and on the Company’s business and financial condition, results of operations and cash flows; the Company's ability to execute its financial, strategic and operating plans effectively; the Company's ability to remediate quality systems violations; difficulties in implementing the Company’s compliance master plan; difficulties or delays in obtaining and maintaining required regulatory approvals, including the costs thereof; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the failure of the company’s suppliers, vendors, and other third parties to meet contractual, regulatory and other obligations; the anticipated development of markets the Company sells its products into and the success of the Company’s products in these markets; the Company’s ability to predict accurately the demand for its products and products under development; increasing industry competition; the coverage and reimbursement decisions of third-party payors; trends toward health care cost containment; difficulties in controlling expenses, including costs to procure and manufacture the Company’s products; the ability of the Company to successfully manage leadership and organizational changes and the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the geographic distribution of where the Company generates its taxable income; changes to applicable laws, regulations and enforcement guidance, including tax laws and global health care reforms; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; breaches, failures or other disruptions of our or our vendors’ or customers’ information technology systems or products; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2025 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise, except as otherwise required by law.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted net income, adjusted gross margin, adjusted earnings per diluted share, and net debt. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); (v) impairment charges; and (vi) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) charges related to the manufacturing stoppage and voluntary global recall of all products manufactured at the Company’s Boston, Massachusetts facility and distributed between March 1, 2018 and May 22, 2023, as previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 23, 2023 (the “recall”) and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility; (v) intangible asset amortization expense; (vi) income tax impact from adjustments; and (vii) impairment charges. The measure of adjusted gross margin is calculated by dividing adjusted gross profit by total revenues. Adjusted gross profit consists of GAAP gross profit adjusted for: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) charges related to the recall and the transition of Boston-related manufacturing operations to the Company’s Braintree, Massachusetts facility; (iv) EU Medical Device Regulation-related charges; and (v) intangible asset amortization expense. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of net debt consists of GAAP total debt (excluding deferred financing costs) less short-term investments, cash and cash equivalents.

Reconciliations of GAAP revenues to organic revenues, GAAP net income to adjusted EBITDA, and adjusted net income, GAAP gross margin to adjusted gross margin, GAAP total debt to net debt, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended March 31, 2026 and 2025.

The Company is providing forward-looking guidance regarding organic revenue and adjusted earnings per diluted share but is not providing reconciliations to the most directly comparable forward-looking GAAP financial measures because certain GAAP expense items and the impact of changes in foreign exchange rates are highly variable and management is unable to predict them with reasonable certainty and without unreasonable effort. Specifically, the actual impact of changes in foreign exchange rates and the financial impact and timing of divestitures, acquisitions, integrations, structural optimization, efforts to comply with the EU Medical Device Regulation, and income tax impact from adjustments are uncertain, depend on various dynamic factors and are not reasonably ascertainable at this time. The unavailable information could have a material impact on GAAP results.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the

Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:
Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:
Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025
Total revenue, net	$391,918	$382,653

Costs and expenses:
Cost of goods sold	174,936	188,221
Research and development	23,501	24,728
Selling, general and administrative	178,235	181,497
Intangible asset amortization	3,776	3,704
Total costs and expenses	380,448	398,150
Operating income (loss)	11,470	(15,497)
Interest income	4,106	4,420
Interest expense	(22,465)	(18,815)
Other income (expense), net	4,480	(144)
Loss before income taxes	(2,409)	(30,036)
Provision for income taxes	2,208	(4,743)
Net loss	$(4,617)	$(25,293)

Net loss per share
Diluted	$(0.06)	$(0.33)

Weighted average common shares outstanding	76,951	76,463

The following table presents revenues disaggregated by the major sources for the three months ended March 31, 2026 and 2025 (amounts in thousands):

	Three Months Ended March 31,
	2026	2025	Change
Neurosurgery	$198,195	$190,912	3.8%
Instruments	47,233	50,950	(7.3)%
ENT	37,707	38,802	(2.8)%
Total Codman Specialty Surgical	283,135	280,664	0.9%

Wound Reconstruction and Care	79,648	74,779	6.5%
Private Label	29,135	27,210	7.1%
Total Tissue Technologies	108,783	101,989	6.7%
Total reported revenues	$391,918	$382,653	2.4%

Impact of changes in currency exchange rates	(4,452)	—
Total organic revenues(1)	$387,467	$382,653	1.3%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2026

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	1,812	28	1,394	148	—	241	—
Structural Optimization charges	9,286	2,588	6,120	578	—	—	—
EU Medical Device Regulation charges	7,887	1,153	3,338	3,397	—	—	—
Boston Recall/Braintree Transition	7,728	7,135	575	19	—	—	—
Intangible asset amortization expense	27,005	23,230	—	—	3,775	—	—
Estimated income tax impact from above adjustments and other items	(7,541)	—	—	—	—	—	(7,541)
Depreciation expense	11,235	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended March 31, 2025

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort (d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges	6,224	671	5,824	(736)	—	464	—
Structural Optimization charges	10,663	4,276	6,436	(50)	—	—	—
EU Medical Device Regulation charges	10,944	1,375	4,807	4,761	—	—	—
Boston Recall/Braintree Transition	14,810	14,386	424	—	—	—	—
Intangible asset amortization expense	26,473	22,769	—	—	3,704	—	—
Estimated income tax impact from above adjustments and other items	(12,167)	—	—	—	—	—	(12,167)
Depreciation expense	10,456	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2026	2025

GAAP net loss	$(4,617)	$(25,293)
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	38,240	36,929
Other (income) expense, net	(4,480)	(320)
Interest expense, net	18,118	14,394
Income tax expense	2,208	(4,743)
Structural optimization charges	9,286	10,663
EU Medical Device Regulation charges	7,887	10,944
Boston Recall/Braintree Transition	7,728	14,810
Acquisition, divestiture and integration-related charges	1,812	6,224
Total of non-GAAP adjustments	80,799	88,902
Adjusted EBITDA	$76,182	$63,609

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2026	2025

GAAP net loss	$(4,617)	$(25,293)
Non-GAAP adjustments:
Structural optimization charges	9,286	10,663
Acquisition, divestiture and integration-related charges	1,812	6,224
EU Medical Device Regulation charges	7,887	10,944
Boston Recall/Braintree Transition	7,728	14,810
Intangible asset amortization expense	27,005	26,473
Estimated income tax impact from adjustments and other items	(7,541)	(12,167)
Total of non-GAAP adjustments	46,177	56,947
Adjusted net income	$41,560	$31,654

Adjusted diluted net income per share	$0.54	$0.41
Weighted average common shares outstanding for diluted net income per share	77,198	76,586

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	March 31, 2026	December 31, 2025

Short term investments	$28,693	$28,693
Cash and cash equivalents	236,809	235,048
Trade accounts receivable, net	264,413	278,849
Inventories, net	495,035	492,735

Current and long-term borrowing under senior credit facility	1,789,005	1,768,306
Borrowings under securitization facility	76,400	87,800
Convertible securities	—	—

Stockholders' equity	$1,042,406	$1,043,463

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Three Months Ended March 31,
	2026	2025

Net cash (used) provided by operating activities	$9,803	$(11,257)
Net cash used in investing activities	(14,848)	(35,920)
Net cash provided by financing activities	8,297	35,377
Effect of exchange rate changes on cash and cash equivalents	(1,491)	4,529

Net decrease in cash and cash equivalents	$1,761	$(7,271)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$9,803	$(11,257)

Purchases of property and equipment	(14,848)	(28,920)
Free cash flow	$(5,045)	$(40,177)

Adjusted net income(1)	$41,560	$31,654
Adjusted free cash flow conversion	(12.1)%	(126.9)%

	Twelve Months Ended March 31,
	2026	2025
Net cash provided by operating activities	$71,445	$102,368

Purchases of property and equipment	(67,365)	(117,872)
Free cash flow	$4,080	$(15,504)

Adjusted net income(1)	$181,287	$185,652
Adjusted free cash flow conversion	2.3%	(8.4)%

(1) Adjusted net income for quarters ended March 31, 2026 and 2025 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - NET DEBT CALCULATION
(UNAUDITED)

(In thousands)
	March 31, 2026	December 31, 2025
Short-term borrowings under senior credit facility	$38,750	$38,750
Long-term borrowings under senior credit facility	1,750,255	1,729,556
Borrowings under securitization facility	76,400	87,800
Convertible securities	—	—
Deferred financing costs netted in the above	2,870	3,257
Short term investments	(28,693)	(28,693)
Cash & Cash Equivalents	(236,809)	(235,048)
Net Debt	$1,602,773	$1,595,622

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP GROSS PROFIT TO MEASURES OF ADJUSTED GROSS PROFIT AND ADJUSTED GROSS MARGIN
(UNAUDITED)
(In thousands, except percentages)

	Three Months Ended March 31,
	2026	2025

Total revenues, net	$391,918	$382,653
Cost of goods sold	174,936	188,221
Reported Gross Profit	216,982	194,432
Structural optimization charges	2,588	4,276
Acquisition, divestiture and integration-related charges	28	671
Boston Recall/Braintree Transition	7,135	14,386
EU Medical Device Regulation	1,153	1,375
Intangible asset amortization expense	23,230	22,769
Adjusted Gross Profit	$251,116	$237,909
Total Revenues	$391,918	$382,653
Adjusted Gross Margin	64.1%	62.2%